LOAN AGREEMENT

Between

Kos Ramirez Maximiliano (Lender)

and MARKY CORP.

(Company)

This LOAN AGREEMENT (the “Agreement”) is executed and delivered as of April 28, 2022 (the “Effective Date”), between MARKY CORP. (“Company”), and Kos Ramirez Maximiliano (“Lender”), such parties to be referenced individually as a “Party” and collectively as “Parties.”

WHEREAS, Lender has agreed to give Company the Loan, as defined below, and Company has agreed to repay the Loan in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual considerations contained herein and other good and sufficient consideration, the receipt of which is hereby acknowledged, Company and Lender hereby agree as follows:

1.	LOAN AMOUNT
1.1.	Lender promises to loan Company the principal sum of $70,000.00 USD (seventy thousand dollars) (the "Loan") in accordance with the terms set forth below.

2.	TERMS OF AGREEMENT

2.1.         Lender will be repaid from revenues of the Company, when it starts earning significant revenues.

2.2.          Advanced Loan funds are non-interest bearing, secured and payable upon demand.

2.3.          Any additional funds that Lender loans to the Company after this Agreement are subject to the same terms as this Agreement, unless otherwise agreed in writing.

2.4.              Any amount of Lender’s loan can be converted into shares of Common Stock and repaid under certain terms agreed upon by the two parties.

2.5.        The term of this Agreement shall for a period of 5 (five) years, commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Term”).

3.	REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Lender as follows:

3.1.	Company has the full power and authority to execute, deliver and perform this Agreement.
3.2.	The execution, delivery and performance of this Agreement has been duly authorized by Company.
3.3.	The execution, delivery and performance of this Agreement does not and will not violate or conflict any applicable law, regulation, order or any other requirement by any government or other organization.
3.4.	This Agreement constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms.

4.	COVENANTS

Unless Lender otherwise consents in writing, Company covenants and agrees as follows:

4.1.	Company shall maintain its legal existence and remain in good standing under the laws of its state of formation.
4.2.	Company shall acquire, maintain and renew all rights, licenses, permits and approvals necessary in the performance of its obligations under this Agreement.
4.3.	Company shall comply with all applicable laws.
4.4.	Company shall not make or permit to be made any material change to its business.
4.5.	Company shall not create, incur, assume other otherwise become directly or indirectly liable for any other indebtedness.

5.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

5.1.	Failure to Pay. Company fails to pay any Obligation on the date such amount is due and such failure shall continue for a period of five

(5) Business Days following Company’s Knowledge thereof or receipt by Company of written notice from Lender of such failure; provided, however, that the day that such amount is due shall be extended day-for-day for each day that Company's failure to pay any Obligation on such day results from Lender's failure to instruct the Account Control Bank with respect to amounts designated in a Payment Certificate for payment of such Obligation;

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date set forth at the outset hereof.

COMPANY:	LENDER:

By: /s/_____________	By: /s/____________________
Name: MARKY CORP.	Name: Kos Ramirez Maximiliano